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                                                                Exhibit 10.9


Re: Retention Agreement

Dear                  :

     The purpose of this letter is to confirm our agreement regarding certain arrangements in the event of a Change of Control (as defined below) of PRI Automation, Inc. (the "Company," which term shall include any Successor of PRI Automation, Inc.), as follows:

     1. DEFINITIONS. The following terms used in this agreement shall have the following meanings:

          CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

          a. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the total voting power represented by the then outstanding voting securities of the Company, whether by tender offer, or otherwise; or

          b. A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors, or the merger or consolidation of the Company with or into or becoming a direct or indirect subsidiary of any entity that does not have a board of directors (or similar governing body) of which a majority are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company on the date hereof, (B) directors who were elected by the stockholders of the Company after nomination by a majority of those who are directors of the Company on the date hereof and directors previously elected pursuant to clause (B) or (C) of this paragraph or (C) directors who were elected by the Board of Directors of the Company where such directors received the vote of a majority of those who are directors of the Company on the date hereof and directors previously elected pursuant to clause (B) or (C) of this paragraph. In the event of a Change of Control, references in the definition of Incumbent Director to "directors of the Company on the date hereof" shall, after such Change of Control, mean the directors of the Company immediately after such Change of Control; or

          c. The liquidation of the Company, the sale or disposition by the Company of all or substantially all of its assets or the merger or consolidation of the Company with any other entity. Notwithstanding the foregoing, a merger or consolidation of the Company shall not constitute a Change of Control if it would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities

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of the surviving entity) fifty-one percent (51%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation on a Fully Diluted Basis, unless the outstanding voting securities of the other party or parties to such merger or consolidation represent more than forty-nine percent (49%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation on an actual basis. For purposes of calculating voting power on a "Fully Diluted Basis," options, warrants, and other securities exercisable or exchangeable for or convertible into voting securities of the Company and any other party to the merger or consolidation that are outstanding immediately before and after such merger or consolidation (whether or not vested) shall be deemed exercised in full, and the shares obtainable upon such exercise, exchange or conversion shall be deemed issued and outstanding at both such times.

          INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean your resignation following the occurrence of any one or more of the following events:
(i) a material reduction by the Company in your base compensation and/or "target bonus" as in effect immediately prior to a Change of Control; (ii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to a Change of Control with the result that your overall benefits package is materially reduced; or (iii) your relocation to a facility or a location more than 50 miles from your present office location, without your express written consent.

          CAUSE. "Cause" shall mean (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment, (ii) your conviction of a felony, (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company (or its successor), or (iv) continued, intentional violations by you of your obligations as an employee of the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the belief by the Company that you have not substantially performed your duties.

          DISABILITY. "Disability" shall mean that you have been unable to perform your duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all of your duties as an employee of the Company before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

               SUCCESSOR. "Successor" of PRI Automation, Inc. ("PRI") shall mean any entity with which PRI may merge, consolidate or otherwise combine or to which PRI may sell or otherwise dispose all or substantially all of its assets.


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     2. SEVERANCE COMPENSATION. Upon the termination of your employment by the
Company without your consent, other than for Cause or Disability, or upon Involuntary Termination, in each instance only if it occurs within twelve (12) months following a Change of Control, the Company will pay you, in a single payment, an amount equal to the sum of (a) one year of your base compensation, at the rate in effect on the date of such termination or Involuntary Termination, (b) an amount equal to your "target bonus" for the fiscal year of the Company most recently-ended before such termination or Involuntary Termination, and (c) a fraction of the amount of your "target bonus" for the fiscal year of the Company during which your employment is terminated or Involuntary Termination occurs, such fraction to be equal to the fraction of such fiscal year that has elapsed as of the date of such termination or Involuntary Termination.

     3. ACCELERATION OF VESTING. Upon termination of your employment at a time and under circumstances that entitle you to payment of severance compensation under Section 2 hereof, or, if you have remained in the employ of the Company until the first anniversary of a Change of Control, whichever occurs first, 100% of the otherwise unexercisable (i.e., unvested) portion of each option to purchase stock of the Company held by you immediately before the Change in Control shall become vested and fully-exercisable and 100% of each option or other right then held by the Company to repurchase stock of the Company owned by you shall terminate.

     4. EXTENSION OF OPTION. Upon termination of your employment by the Company without your consent, other than for Cause or Disability, or upon Involuntary Termination, in each instance only if it occurs within twenty-four (24) months following a Change of Control, the expiration date of any stock option that you held on the date of the Change of Control, including any stock option granted on that date, shall, notwithstanding any other provision of any such option, be the earlier of (i) the first anniversary of such termination or Involuntary Termination and (ii) the original expiration date of such option.

     5. POOLING. In the event it is determined in good faith by the Company's independent public accountants, or those of any other entity with which the Company proposes to effect a business combination that would or is reasonably expected to effect a Change of Control, that the enforcement of any provision of this agreement, including, but not limited to, Section 3 hereof, would preclude accounting for the proposed business combination as a pooling of interests, and the Company intends to enter into such a proposed business combination but for preclusion of such accounting treatment, then any such provision shall be null and void.

     6. OTHER AGREEMENTS. Nothing herein is intended to supersede or affect any other agreement between you and the Company, including agreements regarding your obligation to maintain in confidence the Company's confidential information and any agreement restricting or prohibiting your competing with the Company for a specified period after termination of your employment, provided however, that this agreement shall supersede and cancel any prior retention agreement between the Company and you and, provided further, that this agreement is intended to modify the terms of options held by you as provided herein.

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     7. TERM. This agreement shall apply only to each Change of Control that occurs after the date hereof and on or before the third anniversary of the first Change of Control to occur after the date hereof.

     8. IRC SECTION 280G LIMITATIONS. It is our intention that no payments by the Company to or for your benefit under this agreement or any other agreement or plan pursuant to which you are entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to excess parachute payments. Accordingly, and notwithstanding any other provision of this agreement or any such agreement or plan, if by reason of the operation of said
Section 280G, any such payments exceed the amount which can be deducted by the Company (or its successor), such payments shall be reduced to the maximum amount which can be deducted by the Company (or its successor). Determinations of the foregoing tax matters under this Section 9 shall be made by the independent public accountants of the Company and shall be conclusive and binding on the parties if made in good faith.

     To the extent that payments exceeding such maximum deductible amount have been made to or for your benefit, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal Rate determined under
Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, you shall determine which method shall be followed, provided that if you fail to make such determination within forty-five days after the Company has sent you written notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

                                  Sincerely,

                                  PRI AUTOMATION, INC.

                                  By: __________________________________
                                      duly authorized by the Board of Directors



Accepted and agreed to:




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